Exhibit 16.1

June 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by U.S. Energy Corp. under Item 4.01(a) of Form 8-K which we understand will be filed with the Securities and Exchange Commission on or soon after June 15, 2023 in regard to its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of U.S. Energy Corp. contained therein.

Very truly yours,

Denver, Colorado